Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

I consent to the incorporation by reference in the Annual Report on Form 10-K/A of CYIOS Corporation of my report dated April 9, 2009 with respect to the consolidated financial statements of CYIOS Corporation included in its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission on June 1, 2010.

/s/Joel Baum
Baum & Company, PA
Miami Beach, Florida
June 1, 2010